Exhibit 99.1

                                       For Immediate Release:

            COMPETITIVE TECHNOLOGIES REPORTS RESULTS
               FOR FISCAL YEAR ENDED JULY 31, 2003

Fairfield, CT - (October 29, 2003) - Competitive Technologies,
Inc. (AMEX: CTT) today announced its results for the 2003 fiscal fourth quarter and year ended July 31, 2003.

Revenues for fiscal 2003 increased 27% to $3.3 million compared with $2.6 million for fiscal 2002. CTT revenues for the fourth quarter of fiscal 2003 increased 69% to $1.4 million compared with $0.8 million in the fourth quarter of fiscal 2002. Revenues in the fourth quarter of fiscal 2003 include $0.6 million from CTT's sale of $1.3 million of its potential award in the Materna litigation.

CTT's net loss for fiscal 2003 declined 52% to $1.9 million, compared with the net loss for fiscal 2002 of $4.0 million. The net loss for the fourth quarter of fiscal 2003 of $0.76 million was primarily due to impairment charges on the ribozyme technology and financing expenses, compared with a net loss of $0.78 million for the fourth quarter of fiscal 2002.

"The results for 2003 show improvement, but are still not acceptable," said John B. Nano, CTT's President and CEO. "Our plan to profitably unlock the potential of innovation by focusing on attractive global market opportunities is progressing, even with the need to address some unexpected difficulties."

Mr. Nano continued, "In February 2003, financing activities were initiated to raise an additional $5 million in funding. Due to a difficult financing market and the SEC investigation into the company's 1998 stock buy-back program, funding was not obtained. CTT had anticipated collecting $6 million from its successful litigation against Wyeth, which has been delayed by Wyeth's third appeal of a federal court's decision. Either the funding plan or the litigation award would have substantially reinforced CTT's financial strength. However, our auditors' opinion includes an explanatory paragraph about our ability to continue as a going-concern. Nevertheless, in fiscal 2004 we expect to realize potential financial infusions into the company through new licensing agreements, litigation awards and/or funding which will enable us to successfully implement our business plan."

"In 2003, we positioned CTT for growth and profitability by focusing operating resources on building a new team to proactively market our technology versus leading expensive patent enforcement actions and making direct investments to develop technologies. Over the last two years, asset impairments and write-offs from these direct investments have reduced our shareholder equity and asset balances approximately $2.4 million. During the past several months, significant accomplishments were achieved in rebuilding CTT's competitive advantage including: acquiring new technologies from universities and world renowned laboratories; licensing technologies to prestigious companies; forming important strategic alliances reaching hundreds of potential customers; and receiving favorable federal court judgments against both LabCorp (NYSE: LH) and Wyeth (NYSE: WYE)."

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life, digital, nano, and physical sciences developed by universities, companies and inventors. The global market for technology transfer services is estimated at $150 billion annually. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders.
Visit CTT's website: http://www.competitivetech.net

Statements about the Company's future expectations, including development and regulatory plans, and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of applicable Federal Securities Laws and are not guarantees of future performance. These statements involve risks and uncertainties, including those set forth in Item 1 of the Company's most recent Form 10-K and in CTT's other filings with the SEC, and are subject to change at any time. The Company's actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statement.

Direct inquiries to:
Johnnie D. Johnson, Strategic IR, Inc.
E-mail: jdjohnson@strategic-ir.com
Tel. (212) 754-6565;
Fax (212) 754-4333
E-mail: ctt@competitivetech.net

                 COMPETITIVE TECHNOLOGIES, INC.
                        AND SUBSIDIARIES


          CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
        (dollars in thousands, except per share amounts)


                        Fourth Quarter Ended     Fiscal Year Ended
                               July 31                July 31
                           2003       2002        2003       2002


  Revenue                $  1,419   $    842   $   3,293   $  2,596

  Total operating
    expense                 2,181      1,372       4,311      5,875

  Operating loss         $   (762)  $   (530)  $  (1,018)  $ (3,279)

  Net loss               $   (759)  $   (778)  $  (1,935)  $ (4,016)

  Net loss per share:
    Basic and diluted    $  (0.12)  $  (0.13)  $   (0.31)  $  (0.65)

  Weighted average
  number of
    common shares
    outstanding:
      Basic and diluted
      (000)                 6,201      6,154       6,183      6,148

  Other Financial Data
    Cash and cash
      equivalents                              $   1,405  $     750
    Short-term
      investments                              $     100  $   2,137
    Total assets                               $   2,953  $   6,400

    Total liabilities                          $   1,783  $   3,407

    Shareholders'
      equity                                   $   1,169  $   2,993